 Exhibit 10.9

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT originally effective as of May 1, 2008, as amended from time to time, between:

UR-ENERGY USA INC.
(hereinafter referred to as “Corporation”)

and

ROGER SMITH
(hereinafter referred to as “Mr. Smith”)

WHEREAS Mr. Smith is a resident of Littleton, Colorado (United States) and Mr. Smith will continue to be employed by the Corporation including to serve as Chief Financial Officer and Vice President, Finance, IT and Administration of Ur-Energy Inc. (“Ur-Energy”) and Ur-Energy’s Affiliates pursuant to the terms of this Amended and Restated Employment Agreement (the “Agreement”);

AND WHEREAS the Corporation and Mr. Smith entered into an employment agreement as of May 24, 2007, as amended, and subsequently the parties entered into this amended and restated employment agreement on May 1, 2008, as amended on or about December 31, 2008, November 24, 2009, and as further amended July 28, 2010;

AND WHEREAS the Corporation is desirous of employing Mr. Smith and compensating him for his services as Chief Financial Officer and Vice President, Finance, IT and Administration of Ur-Energy and Ur-Energy’s Affiliates and Mr. Smith is desirous of being so employed by the Corporation;

AND WHEREAS Ur-Energy acknowledges its rights and obligations under this Agreement;

NOW THEREFORE, for mutual consideration as set forth herein, it is agreed as follows:

Article 1- EMPLOYMENT TERMS

1.01	Services

(1)          Ur-Energy, through the Corporation, hereby agrees to continue to employ Mr. Smith to perform the duties and functions of Chief Financial Officer and Vice President, Finance, IT and Administration of Ur-Energy and its Affiliates, and as an officer of its Affiliates, from time to time. In each and all of these capacities, Mr. Smith shall work at the direction of and reporting to the Chief Executive Officer of each of those entities.

(2)          Mr. Smith agrees that he shall devote his best efforts and full business-time to the business and affairs of Ur-Energy and its Affiliates and otherwise represent Ur-Energy and its Affiliates consistently with its best interests and with the policies and standards of Ur-Energy or its Affiliates. The foregoing full business-time commitment is subject to permitted vacation or leave time and subject to illness or injury. These services will be performed by Mr. Smith to the best of his abilities in a diligent, trustworthy and businesslike fashion. Mr. Smith acknowledges that he has a fiduciary obligation to each of Ur-Energy and its Affiliates.

(3)          Mr. Smith shall not engage in business activities which could reasonably be understood to conflict with his duties, responsibilities and obligations pursuant to this Agreement.

(4)          “Affiliate” or “Affiliates” shall be understood to mean an entity that controls, is controlled by or is under common control with a second entity including a joint venture arrangement, and “control” as used in this Agreement shall mean either the possession, directly or indirectly, of 50% or more of the equity or voting power in another entity, or the right or lawful power to administer the affairs of another person or entity.

1.02	Term

This Agreement shall be effective May 1, 2008 and shall continue to May 1, 2011. This Agreement shall be renewed automatically for additional twelve-month periods, on the same terms and conditions, unless either party gives written Notice of termination or cancellation pursuant to the provisions of Section 3.01. Any such Notice of cancellation must be received no later than ninety (90) days prior to the expiry of this or any subsequently-renewed agreement.

1.03	Remuneration

In consideration of the performance of his services and duties as Chief Financial Officer and Vice President, Finance, IT and Administration of Ur-Energy and its Affiliates, Mr. Smith will be paid a salary of US$19,699 per month, less any deductions or withholdings required by law. The parties will review Mr. Smith’s salary on an annual basis during the term of the Agreement and make any adjustments agreed by the parties.

1.04	Benefits

The Corporation may adopt or continue in force benefits plans for the benefit of its employees or certain of its employees. The Corporation may terminate any or all such benefits plans at any time and may choose not to adopt any other plans. Mr. Smith will be eligible to participate in any voluntary benefits plans the Corporation chooses to implement and to offer to other comparable employees. Mr. Smith’s rights under the benefits plans however shall be subject to and governed by the terms of those plans.

1.05	Vacation

Mr. Smith will be entitled to four weeks of paid vacation each twelve-month period. In the event of termination, such vacation entitlement will be pro-rated monthly for the part of a twelve-month period worked by Mr. Smith prior to termination. Mr. Smith will take his vacation at a time or times reasonable for Ur-Energy and its Affiliates and Mr. Smith in the circumstances. For greater certainty, Sections 1.05 and 1.06 are provided to Mr. Smith in lieu of “Paid Time Off” as set forth in policies of Ur-Energy and its Affiliates.

1.06	Sick Leave

Mr. Smith will be entitled to up to 12 days of sick leave in each twelve month period.

1.07	Performance Bonus

(1)          At the sole discretion of the Board of Directors of Ur-Energy, Mr. Smith is entitled to be considered for a performance bonus on an annual basis. To the extent not otherwise included in the terms of any performance bonus, a pro rata share of the performance bonus shall be paid if this Agreement is cancelled pursuant to the terms of Section 1.02 or terminated pursuant to the terms of Article 3, and in any event shall be paid as required by applicable law or regulation.

(2)          Any such bonus shall be paid as soon as administratively practicable after the end of the year to which the bonus relates, but in no event later than the 15th day of the third month after the later of (i) the first calendar year in which Mr. Smith’s right to the bonus is no longer subject to a substantial risk of forfeiture, or (ii) the first taxable year of the Corporation in which Mr. Smith’s right to the bonus is no longer subject to a substantial risk of forfeiture.

1.08	Stock Options

(1)          Options to acquire capital stock of Ur-Energy granted to Mr. Smith prior to the date hereof will vest in accordance with the original vesting schedule for such options and will continue to be governed under the terms and conditions of the Ur-Energy Inc. Amended and Restated Stock Option Plan 2005.

(2)          Mr. Smith shall be eligible to receive additional options, at the discretion of the Board of Directors of Ur-Energy, the number, vesting schedule and exercise price contingent on approval by the Board of Directors of Ur-Energy, with exercise and other rights to be governed by the terms of the stock option plan in force at the date of grant.

1.09	Expenses

Ur-Energy or its Affiliates will promptly reimburse Mr. Smith for out-of-pocket expenses, including reasonable travel costs, actually and properly incurred by him in connection with the performance of his duties hereunder. Mr. Smith shall furnish receipts to Ur-Energy for all such expenses in accord with the then-current policy of Ur-Energy or its Affiliates for expenses. All reimbursements shall be made in accordance with Section 4.15 of this Agreement.

Article 2– covenants AND REPRESENTATIONS

2.01	Promotion of the Corporation’s Interests; Representations of Ability to Perform

(1)          Mr. Smith acknowledges and agrees that the execution of this Agreement is adequate for the good faith performance and considerations provided for in this Agreement. In relation to the services described in Section 1.01, Mr. Smith agrees specifically to use his best efforts to promote the interests of Ur-Energy and its Affiliates and shall not use any information he may acquire with respect to the business and affairs of Ur-Energy and its Affiliates, for his own purposes or for any purposes other than those of Ur-Energy and its Affiliates.

(2)          Mr. Smith will not, at any time after the date of this Agreement, do or say anything which is likely or intended to damage the goodwill or reputation of Ur-Energy and its Affiliates, or of any business carried on by Ur-Energy or its Affiliates, or which may lead any person, other than as part of good faith negotiations, either to cease to do business with Ur-Energy and its Affiliates on substantially equivalent terms to those previously offered, or not to engage in business with Ur-Energy and its Affiliates.

Mr. Smith shall not be deemed to be in violation of this provision to the extent that (a) he is legally compelled to disclose or provide such information, provided that in such event Mr. Smith shall promptly notify Ur-Energy and the Corporation of such compelled disclosure if that notification can be made without violating the terms of such compelled disclosure and if Mr. Smith uses reasonable efforts to obtain from the party (-ies) to whom such disclosure is made written assurances that confidential treatment will be accorded such information as is disclosed; or (b) disclosure of such information is required in any legal proceeding between Mr. Smith and Corporation and/or Ur-Energy or the Affiliates of either in order for Mr. Smith to defend or pursue any claim in any legal or administrative proceeding.

(3)          Mr. Smith represents and warrants that he is fully able to enter this Agreement, and to perform all duties, obligations and responsibilities contemplated. Mr. Smith further represents and warrants that he is not a party to any other agreement which would conflict with the terms of this Agreement and that neither the execution nor performance of this Agreement by him will violate, conflict with or result in a breach of any provisions of another contract, nor will execution and full performance of this Agreement violate any court order, judgment, writ or injunction applicable to Mr. Smith.

(4)          Mr. Smith agrees to adhere to the procedures and policies of Ur-Energy and its Affiliates that may be in place from time to time.

2.02	Proprietary and Confidential Information and Work Product

(1)          Mr. Smith acknowledges that, by reason of his employment with Ur-Energy and its Affiliates, he will have access to proprietary and confidential information as defined hereinafter. Mr. Smith agrees that, during and after his employment with Ur-Energy and its Affiliates, he will not disclose to any person, except in the proper course of his employment and performance of this Agreement, and will not use for his own purposes or for any purposes other than those of Ur-Energy and its Affiliates, any Confidential Information disclosed to or acquired by him.

(2)          “Confidential Information” for the purposes of this Agreement means secret, confidential or proprietary information of Ur-Energy and its Affiliates, including, but not limited to: data, geological and geophysical information and analyses, assets, acquisition or production strategies, trade secrets, information relating to operations, processes or procedures, customer and supplier lists and other confidential information whether technical, commercial or financial, business strategies or plans, details of contracts, and marketing methods, plans or strategies, concerning the business and affairs of Ur-Energy and its Affiliates. For purposes of this Agreement, the term Confidential Information does not include any information that is or becomes generally available to and known by the public (other than as a result of an un-permitted disclosure directly or indirectly by Mr. Smith or another). In addition, Mr. Smith may disclose secret, proprietary or Confidential Information to the extent (a) he is legally compelled to disclose such information, provided that Mr. Smith shall promptly notify Corporation and/or Ur-Energy of such request or requirement, if that notification can be made without violating the terms of such compelled disclosure and Mr. Smith uses reasonable efforts to obtain from the party to whom disclosure is made written assurance that confidential treatment will be accorded to such portion as is disclosed; or (b) such disclosure is required in any legal proceeding between Mr. Smith and Ur-Energy and/or its Affiliates in order for Mr. Smith to defend or pursue any claim in any legal or administrative proceeding.

(3)          Any and all products of the work performed or created by Mr. Smith under this Agreement or in connection with the services (collectively, “Work Product”) shall be the sole and exclusive property of Ur-Energy and all such Work Product shall become the property of Ur-Energy from and at such time as it is created. Mr. Smith shall have no right to use any such Work Product except in connection with performing Services pursuant to this Agreement. Without limiting the foregoing, to the greatest extent possible, any and all Work Product shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C. §§ 101 et seq.), and Mr. Smith hereby unconditionally and irrevocable transfers and assigns to Ur-Energy all rights, title and interest Mr. Smith currently has or in the future may have by operation of law or otherwise in or to any Work Product, including, without limitation, all patents, copyrights, trademarks, service marks and other intellectual property rights and agrees that Ur-Energy shall have the exclusive world-wide ownership of all such items, and that no such items shall be treated as or deemed to be a “joint work” (as defined in the Copyright Act, 17 U.S.C. §§ 101 et seq.) of Mr. Smith and Ur-Energy or otherwise. Mr. Smith further warrants and agrees to take such other actions as Ur-Energy may reasonable request to perfect and protect Ur-Energy’s interest in any Work Product.

(4)          Mr. Smith acknowledges that the breach of any of the covenants contained in this Section 2.02 concerning Confidential Information and Work Product will result in irreparable harm and continuing damages to Ur-Energy and its Affiliates and the business of each or both. Further, Mr. Smith acknowledges and agrees that the remedy at law for any such breach or threatened breach would be inadequate. Accordingly, in addition to such remedies as may be available to Ur-Energy or any of its Affiliates at law or in equity in the event of any such breach or threatened breach, any Court of competent jurisdiction may issue an injunction (both preliminary and permanent), together with posting of a bond of $1,000, enjoining and restricting the breach or threatened breach of any such covenant, including, but not limited to, an injunction restraining Mr. Smith from disclosing, in whole or in part, any Confidential Information or utilizing or disseminating Work Product. Such court of competent jurisdiction may order Mr. Smith to pay all costs and expenses, including reasonable attorney fees and fees and costs associated with any experts, incurred in enforcing these provisions (Section 2.02).

(5)          In addition, in the event of any breach of Section 2.02 Ur-Energy and its Affiliates will be relieved of any further obligations pursuant to this Agreement to make any payments to Mr. Smith or provide him with any benefits as outlined in Section 1.04 except as required by applicable law and as provided in Section 3.01.

(6)          If any provision, or part(s) thereof, of this Section 2.02 governing Confidential Information and Work Product shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision(s) and shall not in any way affect or render invalid or unenforceable any other provisions of this Section 2.02 or any other provisions of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision, or part thereof, had been reformed, and any court of competent jurisdiction or arbiters, as the case may be, are authorized to so reform such invalid or unenforceable provision, or part thereof, so that it would be valid, legal and enforceable to the fullest extent permitted by applicable law.

(7)          The obligations of this Section 2.02 shall survive the expiry, cancellation or termination of this Agreement for any reason.

2.03	No Solicitation

(1)          For a period of 12 months after the expiry, cancellation or termination of this Agreement for any reason, Mr. Smith shall not directly or indirectly induce or attempt to induce any member of management or professional staff of Ur-Energy or its Affiliates to terminate his/her employment with Ur-Energy or its Affiliate to become employed by any business with which Mr. Smith is associated.

(2)          Mr. Smith acknowledges that the breach of any of the covenants contained in this Section 2.03 concerning this agreement for non-solicitation of management and professional staff of Ur-Energy and its Affiliates will result in irreparable harm and continuing damages to Ur-Energy and its Affiliates and the business of each or both. Further, Mr. Smith acknowledges and agrees that the remedy at law for any such breach or threatened breach would be inadequate. Accordingly, in addition to such remedies as may be available to Ur-Energy or any of its Affiliates at law or in equity in the event of any such breach, any Court of competent jurisdiction may issue an injunction (both preliminary and permanent), together with posting of a bond of $1,000, enjoining and restricting the breach or threatened breach of any such covenant, including, but not limited to, an injunction restraining Mr. Smith from soliciting employees of Ur-Energy or its Affiliates as the events may be. Such court of competent jurisdiction may order Mr. Smith to pay all costs and expenses, including reasonable attorney fees and fees and costs associated with any experts, incurred in enforcing these provisions (Section 2.03).

2.04	Return of Property

Upon expiry, cancellation or termination of this Agreement, Mr. Smith shall return to Ur-Energy, the Corporation or the Affiliates of either, any data, property, documentation, or Confidential Information which is the property of any of these entities; and, such data, property, documentation or Confidential Information shall remain the property or Confidential Information of Ur-Energy or its Affiliates.

Article 3– Termination

3.01	Termination of Agreement

(1)          It is understood and agreed that any termination of this Agreement shall result in the termination of Mr. Smith’s service as Chief Financial Officer of Ur-Energy and Ur-Energy’s Affiliates, and any other position as an officer of Ur-Energy and its Affiliates unless the parties shall agree otherwise at the time of termination by further written agreement.

(2)          Mr. Smith may terminate this Agreement by giving Ur-Energy ninety (90) days prior notice in writing pursuant to the provisions of Section 4.01, below. Such notice is excused in the event of death or if disability occurs and makes such notice impracticable.

(3)          Ur-Energy, through the Corporation, may terminate this Agreement at any time for just cause without prior notice or pay in lieu of notice. For the purposes of this Section, “just cause” shall include but is not limited to:

(a)	theft, fraud or dishonesty by Mr. Smith involving the property, business or affairs of Ur-Energy or its Affiliates, or in carrying out his duties under this Agreement; or

(b)	any material breach or non-observance of any material term of this Agreement. In the case of material breach or non-observance of a material term of this Agreement, Ur-Energy shall give Notice to Mr. Smith (as provided in Section 4.01) of the material breach or non-observance of this Agreement and Mr. Smith shall have thirty (30) days (or such other reasonable period as shall be determined by the notifying party) to cure the breach or non-observance of a material term of this Agreement, if such cure is practicable or possible. If Mr. Smith cures such a material breach or non-observance, the “just cause” under this Section 3.01 (3) shall be deemed to have been removed and shall not, alone, serve as a basis for termination of this Agreement. Such a “cured” breach shall, however, serve as partial basis of “just cause” termination in the event of multiple breaches or non-observance of material terms of this Agreement.

(4)          Ur-Energy, through the Corporation, may terminate this Agreement and Mr. Smith’s employment for any other reason which does not violate this Agreement or applicable law. Upon such termination, Ur-Energy will provide Mr. Smith with a lump sum payment equivalent to two years’ base salary in effect on such termination to be paid on the sixtieth (60th) day after Mr. Smith’s “separation from service” as defined for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (except as otherwise provided in Section 4.15(2) below), provided Mr. Smith has signed and not revoked a release in the form determined by, and in favor of, Ur-Energy and its Affiliates or their successors. A requirement by the Corporation, Ur-Energy or its Affiliates, that Mr. Smith relocate to an office that is in Canada, at Mr. Smith’s option (notice of which must by given by Mr. Smith within thirty (30) days of being notified of the required relocation), will be deemed to be a termination of this Agreement by Ur-Energy, through the Corporation, pursuant to this Section 3.01(4).

(5)          In the event of a Change of Control of Ur-Energy (as defined below) Mr. Smith may terminate this Agreement and his employment within twelve (12) months after such Change of Control for any reason. Upon such termination, Ur-Energy will provide Mr. Smith with a lump sum payment equivalent to two years’ base salary in effect on such termination to be paid on the sixtieth (60th) day after Mr. Smith’s “separation from service” as defined for purposes of Section 409A of the Code (except as otherwise provided in Section 4.15(2) below), provided Mr. Smith has signed and not revoked a release in the form determined by, and in favor of, Ur-Energy and its Affiliates or their successors.

“Change of Control” shall have occurred on the happening of any of the following events:

(a)	50% or more of the voting shares of Ur-Energy become owned beneficially by a person or group of persons acting jointly or in concert; or

(b)	the individuals who are members of the Board of Directors of Ur-Energy (the “Incumbent Board”) cease for any reason to constitute at least fifty percent (50%) of the Board of Directors of Ur-Energy; provided, however, that if the election, or nomination for election, of any new Directors was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board; or

(c)	beneficial ownership of assets of Ur-Energy representing 40% or more of the net book value of the assets of Ur-Energy determined on the basis of the then most recently published audited financial statements of Ur-Energy, shall be sold, transferred, liquidated or otherwise disposed of or distributed by Ur-Energy over a period of one year or less, in any manner whatsoever and whether in one transaction or in a series of transactions or by plan of arrangement; or

(d)	the completion of any transaction or the first of a series of transactions which would have the same or similar effect as any event or transaction or series of events or transactions referred to in subsections (a), (b) or (c) above; or

(e)	a determination by the Board of Directors of Ur-Energy that there has been a change, whether by way of a change in the holding of voting shares of Ur-Energy in the ownership of Ur-Energy’s assets or by any other means, as a result of which any person, or any group of persons acting jointly or in concert is in a position to exercise effective control of Ur-Energy.

(6)          Upon the termination of Mr. Smith’s employment pursuant to Section 3.01(4) above or upon a Change of Control of Ur-Energy (as defined above), the Corporation shall establish a trust, substantially in the form attached hereto as Exhibit A or in such other form as the parties may mutually agree (the “Trust”). At such time, the Corporation will contribute to the Trust an amount equal to two years’ of Mr. Smith’s then current base salary. If Mr. Smith is terminated in accordance with Section 3.01(4) or if Mr. Smith terminates employment in accordance with this Section 3.01(5) after a Change of Control, any severance amounts payable to Mr. Smith pursuant to Sections 3.01(4) or 3.01(5), as applicable, will be paid first out of the Trust. The parties intend that the Trust shall be structured so that Mr. Smith will not be considered to be in constructive receipt of income or incur an economic benefit solely on account of adoption or maintenance of the Trust. The assets of the Trust shall at all times be subject to the claims of the Corporation’s general creditors until distributed to Mr. Smith.

(7)          The parties agree that if this Agreement is terminated by Ur-Energy, through the Corporation, without cause, the payment to Mr. Smith in accordance with the preceding Section 3.01 shall be inclusive of any statutory amounts required by law upon termination of employment.

Article 4– General contract Provisions

4.01	Notices

All notices, requests, demands or other communications (collectively, "Notices") by the terms hereof required or permitted to be given by one party to any other party, or to any other person shall be given in writing by personal delivery or by registered mail, postage prepaid, or by facsimile transmission to such other party as follows:

(a)	To Ur-Energy Inc. and the Corporation at:

Ur-Energy USA Inc.

10758 West Centennial Road

Littleton, Colorado 80127

Attention: Chief Executive Officer/President

with a copy to:

Fasken Martineau DuMoulin LLP
55 Metcalfe Street, Suite 1300
Ottawa, Ontario K1P 6L5
Attention: Virginia Schweitzer

and a copy to:

Mr. Paul G. Goss, General Counsel

Ur-Energy Inc.

10758 West Centennial Road

Littleton, Colorado 80127

(b)	To Mr. Smith at:

4500 Sumac Lane

Littleton, Colorado 80123

or at such other address as may be given by such party or person to the other parties hereto in writing from time to time and pursuant to the terms of this Section.

4.02	Entire Agreement

(1)          This Agreement and the documents referenced and/or incorporated herein constitute the entire Agreement between these parties with respect to all of the matters herein and its execution has not been induced by, nor do any of the parties rely upon or regard as material, any representations or writings whatsoever not incorporated herein and made a part hereof.

(2)          This Agreement may not be amended or modified in any respect except by written instrument signed by the parties hereto, with the exception that Ur-Energy, through the Corporation, may unilaterally modify this Agreement at any time to avoid non compliance or the possibility of incurring penalties pursuant to any law or regulation, including specifically but not limited to the Internal Revenue Code. In the event that Ur-Energy, through the Corporation, determines that any such unilateral modification is required, it shall provide Mr. Smith with as much notice as practicable of such modification, including the nature of and the reasons for the modification.

4.03	Inurement

This Agreement shall inure to the benefit of and be binding upon the parties, Ur-Energy and their respective legal personal representatives, heirs, executors, administrators, successors and permitted assigns.

4.04	Assignment

(1)          Ur-Energy, through the Corporation, will not assign this Agreement unless agreed to by Mr. Smith and Ur-Energy in writing but Ur-Energy shall have the right to so assign this Agreement without such mutual agreement in the event of a Change of Control.

(2)          Mr. Smith’s rights and obligations under this Agreement are personal and such rights, benefits, and obligations shall not be assigned, alienated, or transferred without the prior written consent of Ur-Energy, other than in the case of death, disability or incompetence of Mr. Smith, in which instance any remaining rights or benefits shall be permitted to be assigned or otherwise legally transferred without written consent.

4.05	Third Party Beneficiaries

This Agreement does not and shall not confer any rights or remedies upon another person other than the parties and including Ur-Energy and their respective legal representatives, successors, heirs, executors, administrators, and permitted assigns as provided in Sections 4.03 and 4.04.

4.06	Remedies in Event of Future Dispute

(1)          In the event of a future dispute, the parties agree that they will first attempt to resolve any dispute which does not give rise to injunctive relief (specifically including but not limited to any dispute concerning Confidential Information or the provisions of Sections 2.02 and 2.03 hereto) through confidential mediation to occur within 30 days of Notice by the party asserting claims or otherwise seeking redress.

(2)          In the event that such mediation shall fail, the parties agree to waive any right to a jury trial and shall proceed with any litigation to a court in the jurisdiction(s) provided for and agreed upon below.

4.07	Headings for Convenience Only

The division of this Agreement into articles and sections is for convenience of reference only and shall not affect the interpretation or construction of this Agreement.

4.08	Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado and each of the parties hereto agrees irrevocably to attorn to the jurisdiction of an appropriate State or Federal Court in the State of Colorado.

4.09	Severability

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be unenforceable or invalid under applicable law, such provision shall be ineffective only to the extent of such unenforceability or invalidity, and the remaining provisions of this Agreement shall continue to be binding and in full force and effect.

4.10	Survival

Sections 2.02, 2.03, 2.04, 3.01, 4.01, 4.06, 4.07, 4.08, 4.09, 4.10, 4.14 and 4.15, and all defined terms in this Agreement necessary to understand and enforce those Sections, shall survive the expiry, cancellation or termination for any reason of this Agreement and such Sections will continue with full force.

4.11	Counterparts

This Agreement may be executed in several counterparts, each of which so executed shall be deemed to be an original and such counterparts together shall be but one and the same instrument.

4.12	Transmission by Facsimile

The parties agree that this Agreement may be transmitted by facsimile or similar device or electronically and that the reproduction of signatures by facsimile or other electronic means shall be treated as binding as if originals. Notwithstanding the foregoing, each party undertakes to provide each and every other party hereto with a copy of the Agreement bearing original signatures forthwith upon demand.

4.13	Legal Representation and Legal Expenses

Both parties acknowledge the import of this Agreement and each has retained counsel to review the Agreement and to participate in the negotiation of its terms and language. Ur-Energy will reimburse Mr. Smith on demand for all reasonable out-of-pocket expenses incurred by him for his reasonable independent legal counsel and services in connection with the negotiation, drafting and signature of this Agreement. Such reimbursements shall be made no later than sixty (60) days after such expenses are incurred and shall be subject to such other further provisions as set forth in Section 4.15 of this Agreement.

4.14	Attorney’s Fees and Other Costs

In the event of any action, including but not limited to litigation, arbitration, or other similar proceedings, because of any alleged breach of this Agreement, the prevailing party (-ies) shall be entitled to an award of his or its/their reasonable attorney fees and costs incurred in the action, including but not limited to any fees and costs associated with expert witnesses and litigation consultants, and the costs and fees associated with the appeals, collection, or enforcement of any judgment or order of court resulting therefrom. To so recover, it shall not be necessary that the prevailing party (-ies) prevail in each and every claim or defense. Payment of such attorney fees and/or costs shall be made within sixty (60) days after the prevailing party has been determined.

4.15	Code Section 409A

(1)          The expenses eligible for reimbursement under this Agreement are subject to the additional rules set forth in this Section 4.15. To the extent they constitute deferred compensation under Code Section 409A, the amount of expenses eligible for reimbursement, or in-kind benefits provided, during one calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year. Any such reimbursement of an eligible expense shall be made promptly after proper substantiation of such expense, but in no event later than the last day of the calendar year following the calendar year in which the expense was incurred. The right to reimbursement or in-kind benefits is not subject to liquidation or exchange for any other benefit.

(2)          Notwithstanding any other provision of this Agreement, it is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be deferred compensation subject to Section 409A of the Code shall be provided and paid in a manner, and at such time, including without limitation payment and provision of benefits only in connection with the occurrence of a permissible payment event contained in Section 409A (e.g., separation from service from the Corporation and its affiliates as defined for purposes of Section 409A of the Code), and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance. Notwithstanding any other provision of this Agreement, the Corporation is authorized to amend this Agreement in such manner as may be determined by it to be necessary or appropriate to comply, or to evidence or further evidence required compliance, with Section 409A of the Code. For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code. If Mr. Smith is a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) and any of the Corporation’s or any Affiliate’s stock is publicly traded on an established securities market or otherwise, then payment of any amount or provision of any benefit under this Agreement which is considered deferred compensation subject to Section 409A of the Code, and the timing of which depends on Mr. Smith’s separation from service, shall be deferred for six (6) months after termination of Mr. Smith’s employment or, if earlier, Mr. Smith’s death, as required by Section 409A(a)(2)(B)(i) of the Code (the “409A Deferral Period”). Any amount that otherwise would have been paid during the 409A Deferral Period shall be paid on the day following the 409A Deferral Period. Notwithstanding the foregoing, neither the Corporation, nor any of its Affiliates, nor any of their officers, directors, employees or representatives shall be liable to Mr. Smith for any interest, taxes or penalties resulting from non-compliance with Section 409A of the Code. For purposes of this Agreement, termination of employment shall mean a “separation from service” within the meaning of Section 409A of the Code where it is reasonably anticipated that no further services would be performed after such date or that the level of bona fide services Mr. Smith would perform after that date (whether as an employee or independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed over the immediately preceding 36-month period (or, if lesser, Mr. Smith’s period of service).

IN WITNESS WHEREOF the parties have duly executed this Employment Agreement on the dates indicated below,

UR-ENERGY USA INC.

		Per:	W. William Boberg
W. William Boberg, President

SIGNED this 1st day of	)
November, 2010)
in the presence of	)
)
)
/s/	)	/s/ Roger Smith
Witness		Roger Smith

The rights and obligations of this Agreement are acknowledged and agreed by Ur-Energy Inc. and Ur-Energy Inc. agrees to be bound as such rights and obligations apply to Ur-Energy Inc.

UR-ENERGY INC.

Per:	/s/ W. William Boberg
W. William Boberg, President

Exhibit A

UR-ENERGY USA INC.

SEVERANCE BENEFITS TRUST

THIS TRUST AGREEMENT, made as of the _____ day of _______________, _____ (the “Effective Date”), by and between Ur-Energy USA Inc., a Colorado corporation (the “Company”), and __________________________ (the “Trustee”).

WITNESSETH:

WHEREAS, the Company has entered into an Employment Agreement with certain Participants (as hereinafter defined) listed on Schedule 1, which may be amended from time to time (the “Agreements”) and may enter into other employment or separation agreements which may be listed from time to time on Schedule 1; and

WHEREAS, the Company desires to establish a trust (the “Trust”) to hold and invest certain separation payments which the Company and/or its affiliates (i) have become obligated to pay upon an involuntary termination by the Company or its affiliates, but which payments have been delayed because of the application of the Six Month Rule (as hereinafter defined) under Code Section 409A (as hereinafter defined) or (ii) may become obligated to pay in the event of a voluntary termination by the Participant or involuntary termination by the Company or its affiliates within 12 months after a “Change of Control” (as hereinafter defined); and

WHEREAS, the Trustee is not a party to the Agreements and is only obligated to pay Participants under the Agreements to the extent of the assets held in the Trust and credited to an Account (as hereinafter defined) in the name of the Participant; and

WHEREAS, the aforesaid obligations of the Company are not funded or otherwise secured; and

WHEREAS, it is intended that the amounts held in trust be subject to the claims of the Company’s general creditors;

NOW, THEREFORE, the Company and the Trustee agree as follows:

Article 1
Definitions

1.1           “Agreement” means the Employment Agreements or other agreements listed on Schedule 1.

1.2           “Board” means the Board of Directors of the Company.

1.3           “Change of Control” as it relates to any Participant has the meaning given thereto in the Participant’s Agreement.

1.4           “Code” means the Internal Revenue Code of 1986, as amended.

1.5           “Code Section 409A” means Section 409A of the Code and applicable regulations and guidance issued thereunder.

1.6           “Company” means Ur-Energy USA Inc., its successors and assigns, and as applicable, any affiliate.

1.7           “Interest” means the actual earnings on the amounts contributed to the Trust on behalf of a Participant after a Triggering Event in accordance with Section 2.1 and invested by the Trustee pursuant to Article 6.

1.8           “Participant” means an employee or a former employee of the Company or an Affiliate who is or may become entitled to severance benefits under an Agreement.

1.9           “Six Month Period” means the period beginning on the Participant’s “separation from service” (as such term is defined in an Agreement or if not so defined, as defined in Code Section 409A) and ending on the day that is six months thereafter.

1.10         “Six Month Rule” means the requirement under Code Section 409A to delay for six months the payment of certain severance amounts payable to certain “specified employees” within the meaning of Code Section 409A.

1.11         “Triggering Event” is either (a) a Change of Control or (b) an event (e.g., termination of employment) that triggers payment of severance amounts due to a Participant under an Agreement, which payments are delayed in accordance with the Six Month Rule.

Article 2
Establishment of Trust

2.1           The Company hereby makes an initial deposit with the Trustee of one hundred dollars ($100) which shall become the initial principal of the Trust to be held in trust, administered and disposed of by the Trustee as provided in this Trust Agreement. Promptly following a Triggering Event for a Participant, the Company shall make such further deposits in cash in an amount that is sufficient to pay such Participant the severance amounts to which such Participant is or may become entitled under the terms of the applicable Agreement, which amounts either are delayed in accordance with the Six Month Rule or depend on the Participant’s termination after the Change of Control, and to maintain such amounts until the obligations hereunder are fully paid.

2.2           The Trustee, shall establish a separate account (each an “Account”) under the Trust for each Participant, to which it shall credit contributions it receives which are to be paid by the Company to that Participant under his or her Agreement. The Trustee shall have no right or obligation to compel any contributions from the Company.

2.3           Subject to Section 16.2, the Trust is irrevocable and may not be amended or modified except to the extent provided under Section 16.1.

2.4           The Trust is intended to be a grantor trust, of which the Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code and shall be construed accordingly. All interest and other income earned on the investment of the Trust assets shall for such purposes be the property of, and taxable to, the Company. All taxes on or with respect to the assets of the Trust shall be payable by the Company from its separate funds and shall not be charged against or paid out of the Trust.

2.5           The principal of the Trust, and any earnings thereon, shall be held separate and apart from other funds of the Company and shall be used exclusively for the uses and purposes of Participants and general creditors as herein set forth. Participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under any Agreement or this Trust Agreement shall be mere unsecured contractual rights of Participants and their beneficiaries against the Company. Any assets held by the Trust will be subject to the claims of the Company’s general creditors under federal and state law in the event the Company becomes Insolvent, as defined in Article 4 herein. This Trust permits the participation of the Company and Affiliates (each of the Company and Affiliates, an “Affiliated Group Member” and collectively, the “Affiliated Group Members”) in order to reduce the administrative and other costs associated with the Trust and any Agreement and to gain certain economies of scale. The participation of the Affiliated Group Members in this Trust is not intended to, shall not, and shall not be deemed to, confer upon any other Affiliated Group Member, any ownership or other legal or beneficial interest of any kind or nature in any amounts (including the earnings thereon) actually contributed to the Trust by any other Affiliated Group Member. Further, no creditor, receiver, trustee, successor or assign or other entity) claiming any interest in the property or assets of any Affiliated Group Member shall recover from, or claim any interest in, the Trust or any Trust assets other than with respect to the contributions actually contributed by such Affiliated Group Member and the earnings thereon. Notwithstanding anything herein to the contrary, there is deemed to exist a separate trust for the contributions (and investment income thereon) contributed by each Affiliated Group Member. Notwithstanding anything herein to the contrary, only the assets of the Trust that relate directly to the Accounts of Participants who are current or former employees of an Affiliated Group Member shall be considered assets of such Affiliated Group Member which are subject to the claims of the general creditors of such Affiliated Group Members under federal and state law in the event of such Affiliated Group Member becomes Insolvent.

2.6           The Company, in its sole discretion, may at any time, or from time to time, make additional deposits of cash in trust with the Trustee to augment the principal to be held, administered and disposed of by the Trustee as provided in this Trust Agreement.

Article 3
Payments to Participants and Beneficiaries

3.1           Schedule 1 lists the Agreements covered by the Trust as of the Effective Date. The Company may amend Schedule 1 at any time to add one or more Agreements, or remove one or more Agreements only after all payments under each such Agreement has been made in full and the Company certifies the same in writing to the Trustee and the Participant. Such removal shall become effective ten (10) days after receipt of such notice unless the Participant sends a written notice to the Company with a copy to the Trustee objecting to such removal. In the event such an objection is made in accordance with the preceding sentence, the Trustee shall not distribute any assets credited to such Participant’s Account until the dispute is resolved in accordance with Section 9.6 hereof. The Agreements may be amended in accordance with their terms at any time.

3.2           No later than ten (10) days prior to the end of the Six Month Period with respect to a Participant, the Company shall certify to the Trustee in writing the date as of which such Six Month Period will end, the form in which the Participant’s severance is to be paid and the amount of severance to be paid and the amounts of any federal, state or local taxes required to be withheld with respect to the payment of benefits pursuant to the terms of an Agreement. Within ten (10) days after receipt of such notice, unless the Trustee is informed of a dispute by written notice from either the Company or the Participant, the Trustee shall make payment to the Participant of the amount credited to the Account of such Participant including any Interest earned thereon from the date of the Participant’s separation from service, reduced by all taxes required to be withheld in accordance with the aforesaid certification. The Trustee shall transmit such withheld amounts to the Company, which shall pay such amounts to the appropriate taxing authorities.

3.3           In the event of the Participant’s death after a separation from service, any amounts payable from the Trust to the Participant shall be paid to the Participant’s beneficiary as soon as administratively practicable after the death of the Participant. A Participant may designate or change a beneficiary in the form set forth in Schedule 2 hereto.

3.4           If the amount credited to a Participant’s Account under the Trust is not sufficient to make payments of benefits in accordance with the terms of any Agreement, the Company shall promptly contribute to the Trust an amount equal to the shortfall or pay such amount directly to the Participant or beneficiary. The Participant or the beneficiary, as the case may be, shall notify the Trustee and the Company in writing if the amount paid in accordance with Sections 3.2 or 3.3 is not sufficient to cover the benefits provided for under the terms of his or her Agreement.

Article 4
Trustee Responsibility Regarding Payments to
Trust Beneficiary When the Company is Insolvent

4.1           At all times during the continuation of the Trust, as provided in Sections 2.4 and 2.5 hereof, the principal and income of the Trust shall be subject to claims of general creditors of the Company under federal and state law as set forth below.

4.2           The Trustee shall cease payment of benefits to Participants and beneficiaries if he is notified in accordance with Section 4.3 that the Company is Insolvent. The Company shall be considered “Insolvent” for purposes of this Trust Agreement if (i) the Company is unable to pay its debts as they become due, or (ii) the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

4.3           The Chief Executive Officer of the Company shall notify the Trustee in writing of the Company’s Insolvency promptly after the Company becomes Insolvent. If a person claiming to be a creditor of the Company alleges in writing to the Trustee that the Company has become Insolvent, the Trustee shall determine whether the Company is Insolvent and, pending such determination, the Trustee shall discontinue payment of benefits to Participants or beneficiaries. The Trustee shall promptly communicate any such determination to the Chief Executive Officer of the Company in writing.

4.4           Unless the Trustee has received written notice from the Company or a person claiming to be a creditor of the Company alleging that the Company is Insolvent, or otherwise has actual knowledge of the Company’s Insolvency, the Trustee shall have no duty to inquire whether the Company is Insolvent. The Trustee may in all events rely on such evidence concerning the Company’s solvency as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning the Company’s solvency.

4.5           If at any time the Trustee has determined that the Company is Insolvent, the Trustee shall discontinue payments to Participants or beneficiaries and shall hold the assets of the Trust for the benefit of the Company’s general creditors until directed otherwise by a court of competent jurisdiction. Nothing in this Trust Agreement shall in any way diminish any rights of Participants or beneficiaries to pursue their rights as general creditors of the Company with respect to benefits due under the Agreement or otherwise.

4.6           The Trustee shall resume the payment of benefits to Participants or beneficiaries in accordance with Article 3 of this Trust Agreement only after the Trustee has determined that the Company is not Insolvent (or is no longer Insolvent). Any such determination made by the Trustee shall be final and binding. The Trustee shall promptly communicate any such determination to the Chief Executive Officer of the Company in writing.

Article 5
Payments to the Company

5.1           Except as provided below, the Company shall have no right or power to direct the Trustee to return to the Company or to divert to others any assets credited to an Account before the date the proceeds of such Account have been paid to Participants and beneficiaries pursuant to the terms of the applicable Agreements. Notwithstanding the foregoing, if as of the date that is three years from the date of the Change of Control, a Participant has not experienced a termination of employment that would entitle the Participant to receive severance under his or her Agreement, the assets in the Participant’s Account may be returned to the Company at any time prior to the Participant’s termination of employment that would entitle the Participant to receive severance under his or her Agreement. The Trustee shall return such excess funds in the Trust as shall reasonably be requested by the Company, provided that either (a) the Company and each Participant under the Trust provide a written certification to the Trustee that all amounts due under the Agreements have been paid in full or (b) such request is made no less than three years from the date of the Change of Control.

Article 6
Investment Authority

6.1           All rights associated with the assets of the Trust shall be exercised by the Trustee or his designee, and shall in no event be exercisable by or rest with the Participants. Assets in the Trust shall be invested within the Company’s core group of banks and financial institutions as defined in the Company’s Treasury and Investment Policy, as amended from time to time, in money market securities or United States treasuries with maturities of one (1) month or less. The Trustee shall have no authority or responsibility to invest the Trust assets in any other instruments or securities, regardless of whether the investments listed hereunder would otherwise be considered appropriate under the Prudent Investor Act or other applicable law.

Article 7
Disposition of Income

7.1           Each Account shall reflect an undivided interest in the assets of the Trust and shall not require any segregation of particular assets. The Trustee shall allocate investment income and expenses generated from amounts attributable to the Accounts of Participants who have separated from service in proportion to their balances. The Trustee shall allocate investment income and expenses generated from amounts attributable to the Accounts of Participants who have not separated from service to a separate earnings account for the Company (the “Earnings Account”). During the term of the Trust, all income received by the Trust, net of taxes withheld, shall be accumulated and used to pay amounts due to Participants (except with amounts to be allocated to the Earnings Account, which shall be paid to the Company). Assets allocated to an Account under the Trust for one Agreement may not be used to provide benefits under any other Agreement.

Article 8
Accounting by Trustee

8.1           The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements and all other transactions required to be made, including such specific records as shall be agreed upon in writing between the Company and the Trustee. Within ninety (90) days following the close of each calendar year, and within ninety (90) days after the removal or resignation of the Trustee, the Trustee shall deliver to the Company a written account of his administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by him, including the fees and expenses paid, and showing all cash and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

8.2           Unless the Company shall have filed with the Trustee written exceptions or objections to any accounting under Section 8.1 within 120 days after receipt thereof, the Company shall be deemed to have approved such accounting; and in such case or upon the written approval by the Company of any such accounting, the Trustee shall be forever released and discharged with respect to all matters and things contained in such accounting as though it had been settled by decree of a court of competent jurisdiction in an action or proceeding to which the Company and all persons having any beneficial interest in the Trust were parties.

Article 9
Power and Responsibility of Trustee

9.1           The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the Company which is contemplated by, and in conformity with the terms of this Trust Agreement and is given in writing by the Company. In the event of a dispute between the Company and a Participant or beneficiary, the Trustee may apply to a court of competent jurisdiction to resolve the dispute.

9.2           The Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist him in performing any of his duties or obligations hereunder and the fees of such professionals shall be considered administrative expenses of the Trust.

9.3           The Trustee shall have, without exclusion, all powers conferred on trustees by applicable law, unless expressly provided otherwise herein, and shall be authorized to take all actions that the Trustee may deem necessary or proper to carry out any of the powers set forth in this Trust Agreement or otherwise in the best interest of the Trust.

9.4           Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or applicable law, the Trustee shall not have any power that could give the Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Code.

9.5           The Trustee may consult with and rely upon counsel, who may be counsel for the Company or for the Trustee in his individual capacity, and shall not be deemed imprudent by reason of his taking or refraining from taking any action in accordance with the opinion of counsel.

9.6           Any dispute between the Company and a Participant or beneficiary with respect to an Account hereunder shall be deemed resolved if either (i) the Trustee shall have received a written notice signed by the Company and such Participant or beneficiary as to the resolution of such dispute, or (ii) the Trustee shall have received a copy of a final, non-appealable order of any court having jurisdiction with respect to such matter.

Article 10
Indemnification

10.1         The Company agrees, to the maximum extent permitted by law, to indemnify and hold the Trustee harmless from and against any liability that the Trustee may incur in the administration of the Trust (including attorneys’ fees and expenses), unless arising from the Trustee’s own gross negligence, willful misconduct, or willful breach of the provisions of his obligations under this Trust Agreement. The Trustee shall not be required to give any bond or any other security for the faithful performance of his duties under this Trust Agreement, except as required by law.

10.2         Any amount payable to the Trustee under this Article 10 and not previously paid by the Company shall be paid by the Company promptly upon written demand therefor by the Trustee. The provisions of this Article 10 shall survive the termination of this Trust Agreement.

Article 11
No Duty to Advance Funds

11.1         Nothing contained in this Trust Agreement shall require the Trustee to risk or expend his own funds in the performance of the duties of the Trustee hereunder. In the acceptance and performance of his duties hereunder, the Trustee acts solely as trustee and not in his individual capacity, and all persons, having any claim against the Trustee related to this Trust Agreement or the actions or agreements of the Trustee contemplated hereby shall look solely to the Trust for the payment or satisfaction thereof unless the Trustee’s conduct has been willful or grossly negligent.

Article 12
Communications

12.1         The Trustee shall not be responsible in any respect for administering the Agreements nor shall the Trustee be responsible for the adequacy of the Trust to meet and discharge any payments and liabilities under the Agreements. The Trustee shall be fully protected in relying upon any written notice, instruction, direction or other communication signed by an officer of the Company designated pursuant to this Trust Agreement. The Company, from time to time, shall furnish the Trustee with the names and specimen signatures of the designated officers of the Company and shall promptly notify the Trustee of the termination of office of any designated officer of the Company and the appointment of a successor thereto. Until notified to the contrary, the Trustee shall be fully protected in relying upon the most recent list of the designated officers of the Company furnished to it by the Company.

12.2         The Trustee shall be entitled conclusively to rely upon any written notice, instruction, direction, certificate or other communication believed by him to be genuine and to be signed by the proper person or persons.

12.3         Until written notice is received to the contrary, communications to the Trustee shall be sent to __________________________________________________; communications to the Company shall be sent to it at its office at ______________________________________. Notice will be deemed received by the Trustee or Company upon the date that such notice is either (1) delivered by hand, (2) sent by telecopy, (3) sent by certified mail and the certified receipt is signed, or (4) sent by any other method of delivery or mail which is evidenced by a receipt of delivery signed by any employee or agent of the Trustee or Company.

Article 13
Compensation and Expenses of Trustee

13.1         The Company shall pay all administrative expenses of the Trust and the Trustee’s fees and expenses within thirty (30) days of receipt of an invoice therefor.

Article 14
Resignation and Removal of Trustee

14.1         The Trustee may resign at any time by written notice to the Company, which shall be effective sixty (60) days after receipt of such notice unless the Company and the Trustee agree otherwise.

14.2         The Trustee may be removed by the Company on sixty (60) days’ written notice or upon shorter notice accepted by the Trustee; provided, however, that, if a Triggering Event has occurred for a Participant(s) and payment of such Participant’s benefit under an Agreement has not yet been made in full either by the Trust or by the Company or if there is a dispute as to payment, the Trustee shall only be removed with the prior written consent of any such Participant(s).

14.3         Upon resignation or removal of the Trustee and appointment of a successor trustee, all assets shall subsequently be transferred to the successor trustee. The transfer shall be completed within ninety (90) days after receipt of the appointment of a successor trustee, unless the Company extends the time limit.

14.4         If the Trustee resigns or is removed, a successor trustee shall be appointed by the Company as provided in Article 15 prior to the effective date of such resignation or removal. Notice of such appointment shall be sent to the Trustee together with all information necessary for the Trustee to transfer the assets in accordance with Section 14.3. If no such appointment has been made, the Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of the Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

Article 15
Appointment of Successor

15.1         If the Trustee resigns or is removed in accordance with Article 14 hereof, the Company may appoint any individual, bank or trust company authorized under the laws of the State of [_________________] as a successor to replace the Trustee upon resignation or removal. The appointment shall be effective when accepted in writing by the new trustee, who shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust assets. The former Trustee shall execute any instrument necessary or reasonably requested by the successor trustee to evidence the transfer.

15.2         The successor trustee shall not be responsible for, and the Company shall indemnify and defend the successor trustee from, any claim or liability resulting from any action or inaction of any prior trustee or from any other past event, or any condition existing at the time it becomes successor trustee.

Article 16
Amendment or Termination

16.1         This Trust Agreement (including Schedule 1) may be amended by a written instrument executed by Trustee and the Company. Notwithstanding the foregoing, no such amendment shall adversely affect any Participant without the prior written consent of such Participant nor shall such amendment make the Trust revocable. The Trustee, upon written advice of counsel, may amend the provisions of this Trust Agreement to the extent required by applicable law.

16.2         The Trust shall terminate as of the earliest of (a) the date on which no Participants or beneficiaries are entitled to benefits pursuant to the terms of any Agreement covered by the Trust, (b) the day which is twenty-one years after the date of this Trust Agreement, or (c) a determination by the Board, based on an opinion of legal counsel that either judicial authority or the opinion of the U.S. Department of Labor, Treasury Department or Internal Revenue Service (as expressed in proposed or final regulations, advisory opinions or rulings, or similar administrative announcements) creates a significant risk that the interest of a Participant in this Trust is includable for federal income tax purposes in the gross income of the Participant prior to actual payment of Agreement benefits to the Participant. Upon termination of the Trust any assets remaining in the Trust, after payment of all fees and expenses of the Trust, shall be returned to the Company.

Article 17
Prohibition of Assignment of Interest

17.1         No interest, right or claim in or to any part of the Trust or any payment therefrom by any Participant or beneficiary shall be assignable, transferable or subject to sale, mortgage, pledge, hypothecation, commutation, anticipation, garnishment, attachment, execution or levy of any kind, and the Trustee shall not recognize any attempt to assign, transfer, sell, mortgage, pledge, hypothecate, commute or anticipate the same, except to the extent required by law.

Article 18
Miscellaneous

18.1         This Trust Agreement shall be interpreted, construed and enforced, and the Trust hereby created shall be administered, in accordance with the laws of the United States and of the State of Colorado (excluding the law thereof which requires the application of or reference to the law of any other jurisdiction) except to the extent pre-empted by the Employee Retirement Income Security Act of 1974, as amended. The parties further agree that any action or proceeding brought by any party to enforce any right, assert any claim, or obtain any relief whatsoever in connection with this Trust Agreement shall be commenced by such party exclusively in the federal or state courts, located within Denver, Colorado.

18.2         The Company shall, at any time and from time to time, upon the reasonable request of the Trustee, execute and deliver such further instruments and do such further acts as may be necessary or proper to effectuate the purpose of this Trust Agreement.

18.3         The titles to Articles of this Trust Agreement are placed herein for convenience of reference only, and this Trust Agreement is not to be construed by reference thereto.

18.4         This Trust Agreement shall bind and inure to the benefit of the successors and assigns of the Company and the Trustee, respectively.

18.5         This Trust Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute but one instrument, which may be sufficiently evidenced by any counterpart.

18.6         If any provision of this Trust Agreement is determined to be invalid or unenforceable the remaining provisions shall not for that reason alone also be determined to be invalid or unenforceable.

18.7         Each Participant and beneficiary is an intended third-party beneficiary under this Trust, and shall be entitled to enforce all terms and provisions hereof with the same force and effect as if such person had been a party hereto.

Article 19
Effective Date

19.1         The effective date of this Trust Agreement shall be ____________.

IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be executed in their respective names by their duly authorized officers under their corporate seals as of the day and year first above written.

UR-ENERGY USA INC.

By:
Its

[________________________]- Trustee

UR-ENERGY USA INC. BENEFITS TRUST

Schedule 1

LIST OF AGREEMENTS COVERED

The following Employment Agreements (collectively referred to as the “Agreements”) are subject to this Trust:

(1)         Amended and Restated Employment Agreement Between ______________________ and _________________, dated ___________________

Schedule 2

Beneficiary Designation and Change Form

I hereby revoke any and all prior beneficiary designations that I may have made with respect to my Ur-Energy Severance Trust. In the event of my death prior to the receipt of all the proceeds of my account, I hereby designate the following person or entity as the primary beneficiary of my account:

Primary Beneficiary

Name:

Address:

Relationship:

In the event my primary beneficiary should predecease me, I hereby designate the following person or entity as the secondary beneficiary of my __________:

Secondary Beneficiary

Name:

Address:

Relationship:

Dated:   _________________________       Employee: _______________________________

AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDMENT TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Amendment”) is entered into between Roger L. Smith (“Mr. Smith”) and Ur-Energy USA Inc. (“Corporation”) to be effective May 16, 2011.

WHEREAS, Mr. Smith and Corporation entered into that certain Amended and Restated Employment Agreement (“Agreement”) effective July 28, 2010, whereby Mr. Smith agreed to be employed by and the Corporation agreed to employ Mr. Smith as Chief Financial Officer and Vice President Finance, IT and Administration of Ur-Energy Inc. in accordance with the Agreement;

WHEREAS, the Corporation has promoted Mr. Smith to continue to act as Chief Financial Officer and, on and after May 16, 2011, to be the Chief Administrative Officer of Ur-Energy, and an officer and director of certain of its Affiliates and Mr. Smith is desirous of being so employed by the Corporation, thereby necessitating this Amendment;

WHEREAS Ur-Energy Inc. acknowledges its rights and obligations under the Agreement and this Amendment;

NOW, THEREFORE, for mutual consideration as set forth, the parties agree as follows:

1.	The parties agree that Section 1.01(1) shall read as follows:

Ur-Energy, through the Corporation, hereby agrees to continue to employ Mr. Smith to perform the duties and functions of Chief Financial Officer and Chief Administrative Officer of Ur-Energy, and as an officer and director of certain of its Affiliates, from time to time. In each and all of these capacities, Mr. Smith shall work at the direction of and reporting to the Chief Executive Officer of each of those entities

The parties agree that no other changes or amendments are made to Section 1.01 “Services,” and that hereafter other references to Mr. Smith’s job titles and duties within the Agreement are understood to be references to his performance of responsibilities as Chief Financial Officer and Chief Administrative Officer.

2.	The parties agree that Section 1.03 “Remuneration” shall read as follows:

In consideration of the performance of his services and duties as Chief Financial Officer and Chief Administrative Officer of Ur-Energy, Mr. Smith will be paid a salary of US$20,684 per month, less any deductions or withholdings required by law. The parties will review Mr. Smith’s salary on an annual basis during the term of the Agreement and make any adjustments agreed by the parties.

3.            The parties agree that all remaining terms and conditions of the Agreement shall remain unchanged and in full force and effect. All capitalized terms used but not otherwise defined herein have the defined meanings given to them in the Agreement.

IN WITNESS WHEREOF the parties have duly executed this Amendment to Amended and Restated Employment Agreement on the date indicated below.

UR-ENERGY USA INC.

By:	/s/ Wayne W. Heili
Wayne W. Heili, Vice President
July 26, 2011

SIGNED this ____ day	)
of July, 2011, in the presence of	)
)
)
/s/ Penne A. Goplerud	)	/s/ Roger L. Smith
Witness		Roger L. Smith

The rights and obligations of this Agreement are acknowledged and agreed by Ur-Energy Inc. and Ur-Energy Inc. agrees to be bound as such rights and obligations apply to Ur-Energy Inc.

UR-ENERGY INC.

By:	/s/ Jeffrey T. Klenda
Jeffrey T. Klenda, Chair
July 26, 2011

AMENDMENT NO. 2 TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 2 TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Amendment No. 2”) is entered into between Roger L. Smith (“Mr. Smith”) and Ur-Energy USA Inc. (“Corporation”) to be effective October 24, 2011.

WHEREAS, Mr. Smith and Corporation entered into that certain Amended and Restated Employment Agreement effective July 28, 2010, as previously amended May 16, 2011 (“Agreement”) whereby Mr. Smith agreed to be employed by and the Corporation agreed to employ Mr. Smith as President and Chief Financial Officer and Chief Administrative Officer of Ur-Energy Inc. in accordance with the Agreement;

WHEREAS, the Corporation wishes to amend the dispute resolution provision of all executive agreements of the Corporation, to which Mr. Smith agrees, and which necessitates an amendment to this Agreement.

WHEREAS Ur-Energy Inc. acknowledges its rights and obligations under the Agreement and this Amendment;

NOW, THEREFORE, for mutual consideration as set forth, the parties agree as follows:

1.	The parties agree that Section 4.06 (1) shall read as follows:

Remedies in Event of Future Dispute

In the event of a future dispute, the parties agree that they will first attempt to resolve any dispute which does not give rise to injunctive relief (specifically including but not limited to any dispute concerning Confidential Information or the provisions of Sections 2.04 and 2.05 hereto) through confidential mediation to occur within 30 days of Notice by the party asserting claims or otherwise seeking redress. For purposes of this Section 4.06(1), the parties shall each pay any legal costs (including attorney fees and other related expenses) incurred in dispute resolution pursuant to this Section 4.06(1), provided, however, the costs of the mediation/mediator, if any, shall be borne by the Corporation.

The parties agree that no other changes or amendments are made to Section 4.06 “Remedies in Event of Future Dispute.”

3.            The parties agree that all remaining terms and conditions of the Agreement shall remain unchanged and in full force and effect. All capitalized terms used but not otherwise defined herein have the defined meanings given to them in the Agreement.

IN WITNESS WHEREOF the parties have duly executed this Amendment No. 2 to Amended and Restated Employment Agreement on the date indicated below.

UR-ENERGY USA INC.

By:	/s/ Wayne W. Heili
Wayne W. Heili, CEO

SIGNED this ____ day	)
of November 2011, in the presence of	)
)
)
/s/ Penne A. Goplerud	)	/s/ Roger L. Smith
Witness		Roger L. Smith

The rights and obligations of this Agreement are acknowledged and agreed by Ur-Energy Inc. and Ur-Energy Inc. agrees to be bound as such rights and obligations apply to Ur-Energy Inc.

UR-ENERGY INC.

By:	/s/ Jeffrey T. Klenda
Jeffrey T. Klenda, Chairman

AMENDMENT NO. 3 TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 3 TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Amendment No. 3”) is entered into between Roger L. Smith (“Mr. Smith”) and Ur-Energy USA Inc. (“Corporation”) to be effective January 1, 2013 (the “Effective Date” of this Amendment No. 3).

WHEREAS, Mr. Smith and Corporation entered into that certain Amended and Restated Employment Agreement effective July 28, 2010, as previously amended May 16, 2011 and Oct 24, 2011 (“Agreement”) whereby Mr. Smith agreed to be employed by and the Corporation agreed to employ Mr. Smith as Chief Financial Officer and Chief Administrative Officer of Ur-Energy Inc. in accordance with the Agreement;

WHEREAS, the Corporation wishes to amend the vacation and sick leave provisions of all executive agreements of the Corporation to provide for Paid Time Off similar to other employees of the Corporation, to which Mr. Smith agrees, and which necessitates an amendment to the Agreement.

WHEREAS Ur-Energy Inc. acknowledges its rights and obligations under the Agreement and the Amendment;

NOW, THEREFORE, for mutual consideration as set forth, the parties agree as follows:

1.           The parties agree that Sections 1.05 and 1.06 of the Agreement shall be replaced with a revised Section 1.05, which shall read as follows:

Paid Time Off (“PTO”)

In lieu of vacation or paid sick leave, Mr. Smith shall be entitled to thirty (30) days of PTO each twelve-month period, which shall accrue commencing the Effective Date hereof at the rate of 9.23 hours each pay period (bi-weekly). This accrual of PTO will be added to the existing hours of vacation and sick time credited to the Corporation’s payroll records for Mr. Smith at the Effective Date. Mr. Smith may carry no more than 150% of one year’s PTO at any given time. If Mr. Smith’s accrued PTO reaches the 150% maximum, no further PTO will accrue until PTO is used and the balance is reduced below the maximum. In the event of termination, Mr. Smith will be paid all accrued PTO at the time of separation.

2.           The parties agree that all remaining terms and conditions of the Agreement shall remain unchanged and in full force and effect. All capitalized terms used but not otherwise defined herein have the defined meanings given to them in the Agreement.

IN WITNESS WHEREOF the parties have duly executed this Amendment No. 3 to Amended and Restated Employment Agreement on the date indicated below.

UR-ENERGY USA INC.

By:	/s/ Wayne W. Heili
Wayne W. Heili, Chief Executive Officer

SIGNED this ____ day	)
of April 2013, in the presence of	)
)
)
/s/ Penne A. Goplerud	)	/s/ Roger L. Smith
Witness		Roger L. Smith

The rights and obligations of this Agreement are acknowledged and agreed by Ur-Energy Inc. and Ur-Energy Inc. agrees to be bound as such rights and obligations apply to Ur-Energy Inc.

UR-ENERGY INC.

By:	/s/ Jeffrey T. Klenda
Jeffrey T. Klenda, Chair